AMENDMENT
To
Transfer Agency and Service Agreement Between
Each of the Entities, Individually and not Jointly, as Listed on Schedule A and
Boston Financial Data Services, Inc.

This Amendment is made as of this 3rd day of November, 2016, between the Each of the Entities, Individually and not Jointly, as listed on Schedule A (collectively, the "Funds" and individually, the "Fund") and Boston Financial Data Services, Inc. (the "Transfer Agent"). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated January 1, 2013, as amended, (the "Agreement"). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

l.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of November 3, 2016; and

1.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the "November 3, 2016 Amendment") except as specifically revised by this Amendment; and

2.	Except as specifically set forth in this November 3, 2016 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this November 3, 2016 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES,
INDIVIDUALLY AND NOT JOINTLY,
AS LISTED ON SCHEDULE A

By: /s/ Holly Baggot
Name: Holly Baggot
Title: Vice President

BOSTON FINANCIAL DATA
SERVICES, INC.

By: /s/ Richard J. Johnson
Name: Richard J. Johnson
Title: Managing Director

As an Authorized Officer on behalf of each
of the Funds indicated on Schedule A

SCHEDULE A
Dated: November 3, 2016

Fund	Portfolio Name	Share Class
Madison Funds	Conservative Allocation Fund	A,B,C
(Delaware Business Trust)	Moderate Allocation Fund	A,B,C
	Aggressive Allocation Fund	A,B,C
	Government Money Market Fund (f/k/a Cash Reserves Fund)	A,B
	Core Bond Fund	A,B,Y,R6
	High Income Fund	A,B,Y
	Diversified Income Fund	A,B,C
	Covered Call & Equity Income Fund (f/k/a Equity Income)	A,C,Y,R6
	Large Cap Value Fund	A,B,Y
	Mid Cap Fund	A,B,Y,R6
	Small Cap Fund	A,B,Y
	International Stock Fund	A,B,Y
	High Quality Bond Fund	Y
	Corporate Bond Fund	Y
	Investors Fund	Y,A,R6
	Dividend Income Fund	Y
	Tax-Free Virginia Fund	Y
	Tax-Free National Fund	Y
	Hansberger International Growth Fund	Y,I

Ultra Series Fund	Conservative Allocation Fund	I, II
(Massachusetts business trust)	Moderate Allocation Fund	I, II
	Aggressive Allocation Fund	I, II
	Core Bond Fund	I, II
	High Income Fund	I, II
	Diversified Income Fund	I, II
	Large Cap Value Fund	I, II
	Large Cap Growth Fund	I, II
	Mid Cap Fund	I, II
	International Stock Fund	I, II
	Target Retirement 2020 Fund	I
	Target Retirement 2030 Fund	I
	Target Retirement 2040 Fund	I
	Target Retirement 2050 Fund	I